                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the registration statements of FelCor Lodging Trust Incorporated on Form S-3 (File Nos. 333-04947, 333-25717, 333-46357, 333-50509, and 333-62599) and Form S-8 (File
Nos. 333-32579, 333-66041, and 333-66041) of our reports dated (i) February 2,
1999 on our audits of the consolidated financial statements of FelCor Lodging Trust Incorporated, (ii) February 2, 1999 on our audit of the financial statement schedule of FelCor Lodging Trust Incorporated, and (iii) March 2, 1999 on our audit of the consolidated financial statements of DJONT Operations, L.L.C., which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."


PricewaterhouseCoopers LLP

Dallas, Texas
March 29, 1999